Exhibit 99.1

For Immediate Release

Investor Contact: Inspire Pharmaceuticals, Inc. Jenny Kobin VP, Investor Relations and Corporate Communications (919) 941-9777, Extension 219	Media Contact: Inspire Pharmaceuticals, Inc. Cara Amoroso Manager, Corporate Communications (919) 941-9777, Extension 266

INSPIRE REPORTS FOURTH QUARTER AND FULL YEAR 2009 FINANCIAL RESULTS

- Fourth Quarter Revenue Increased 57% and Net Loss Decreased 74% -

- Full Year Revenue Increased 31% and Net Loss Decreased 23% -

DURHAM, NC - March 4, 2010 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today financial results for the fourth quarter and year ended December 31, 2009, reporting a net loss of $2.6 million or ($0.03) per share for the fourth quarter and a net loss of $40.0 million or ($0.60) per share for the full year.

Total revenue for the fourth quarter of 2009 was $29.6 million, as compared to $18.9 million for the fourth quarter of 2008, reflecting an increase of 57%. Revenue from AZASITE® (azithromycin ophthalmic solution) 1% totaled $12.1 million in the fourth quarter of 2009, an increase of 67% compared to $7.3 million recognized in the fourth quarter of 2008. Inspire estimates that approximately $2.0-$2.5 million of fourth quarter 2009 AZASITE revenue was associated with hospital usage of AZASITE as a substitute therapy during a supply shortage of erythromycin ophthalmic ointment (0.5%).

Total product co-promotion and royalty revenue, comprised of royalty revenue from net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05% and co-promotion revenue from net sales of ELESTAT® (epinastine HCl ophthalmic solution) 0.05%, was $17.5 million for the fourth quarter of 2009, compared to $11.6 million in the fourth quarter of 2008, reflecting an increase of 51%. Royalty revenue for the fourth quarter of 2009 from RESTASIS was $12.0 million and co-promotion revenue from ELESTAT was $5.5 million, as compared to $8.6 million and $3.0 million in the fourth quarter of 2008, respectively.

Total revenue for the year ended December 31, 2009 was $92.2 million, an increase of 31% compared to the $70.5 million recognized in 2008. AZASITE revenue was $35.0 million in 2009, as compared to $18.3 million recognized in 2008. Co-promotion and royalty revenues were $57.2 million in 2009, an increase of approximately $6.3 million, or 12%, compared to $50.9 million in 2008.

Operating expenses for the fourth quarter of 2009 totaled $31.8 million, as compared to $27.8 million for the same period in 2008. The increase in fourth quarter 2009 operating expenses was primarily due to increased cost of sales as a result of increased AZASITE sales volume, as well

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as an increase in sales and marketing expense.

Operating expenses for the year ended December 31, 2009 were $129.8 million as compared to $120.2 million in 2008. The increase in 2009 operating expenses was primarily due to an increase in research and development expenses associated with ongoing programs, an increase in cost of sales due to increased AZASITE sales volume, and a restructuring charge associated with the elimination of preclinical and drug discovery activities, all of which were partially offset by a decrease in sales and marketing expense.

For the quarter ended December 31, 2009, the Company reported a net loss of $2.6 million, or ($0.03) per common share, reflecting a 74% decrease as compared to a net loss of $9.7 million, or ($0.17) per common share, for the same period in 2008. Net loss for the year ended December 31, 2009 decreased by 23% to $40.0 million, or ($0.60) per common share, as compared to a net loss of $51.6 million, or ($0.91) per common share, for the same period in 2008.

Cash, cash equivalents and investments totaled $129.1 million at December 31, 2009, reflecting an $11.2 million utilization of cash and investments in the fourth quarter and a $56.1 million increase in cash and investments from December 31, 2008 as a result of the Company’s public offering in August 2009. Excluding the net proceeds from the public offering, the Company utilized $52.9 million of cash in the twelve months ended December 31, 2009, down from $66.7 million utilized in 2008.

“I am excited to join Inspire at such a pivotal stage of its corporate development. Inspire is uniquely positioned with a focus on the ophthalmic and pulmonary specialty markets,” Adrian Adams, President and CEO of Inspire, stated. “We have an excellent platform to move the Company forward to profitability, including double-digit revenue growth, a strong financial position and a promising portfolio of late-stage compounds. We look forward to a productive 2010 as we continue to drive our current product portfolio and focus our R&D resources on advancing our novel clinical programs.”

Recent Updates Include (October 1, 2009 through March 4, 2010):

Ophthalmic Research & Development

•

Announced that patient enrollment is complete in the two Phase 2 clinical trials with AZASITE for the treatment of blepharitis (Trials 044-101 and 044-102); Inspire’s clinical team is analyzing the data from both trials collectively and Inspire expects to announce results and next steps for the program by the end of the first quarter of 2010; and

•

Announced that the PROLACRIA™ (diquafosol tetrasodium ophthalmic solution) 2% Phase 3 dry eye clinical trial (Trial 03-113) did not meet its primary or secondary endpoints; Inspire and Allergan, Inc. (“Allergan”) are evaluating next steps for the program.

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Pulmonary Research & Development

•

Announced patient enrollment is complete in the second denufosol tetrasodium Phase 3 cystic fibrosis clinical trial, TIGER-2 (Trial 08-110); top-line results are expected in the first quarter of 2011; and

•	Based on the positive results from the first pivotal Phase 3 clinical trial with denufosol, TIGER-1, Inspire will present additional data at two medical meetings in the second quarter of 2010.

Commercial Operations

•

Increased fourth quarter 2009 and full year 2009 AZASITE prescription volume by approximately 45% and 74%, respectively, as compared to 2008; approximately $3.0-$4.0 million of 2009 AZASITE revenue was associated with hospital usage of AZASITE as a substitute therapy during a supply shortage of erythromycin ophthalmic ointment (0.5%); and

•	Allergan provided 2010 guidance for net sales of RESTASIS to be in the range of $580-$600 million.

Corporate

•	Named Adrian Adams as President and Chief Executive Officer of Inspire, and elected Mr. Adams to its Board of Directors, both effective February 22, 2010; and

•	Elected George Abercrombie to the Board of Directors, effective March 1, 2010.

Financial Outlook for 2010

•

Based upon current trends and assumptions, Inspire expects to record 2010 aggregate revenue in the range of $100-$111 million. Co-promotion revenue from ELESTAT will be dependent on the timing of a launch of a generic form of epinastine, which could occur in 2010. Furthermore, hospital usage of AZASITE is expected to decline significantly due to the resolution of the supply shortage of erythromycin ophthalmic ointment (0.5%) in the first quarter of 2010.

•

Total 2010 operating expenses are expected to be in the range of $145-$169 million based on planned activities. Cost of sales, which includes the amortization of the AZASITE approval milestone and royalty obligations to InSite Vision Incorporated, is expected to be in the range of $13-$18 million. Total estimated selling and marketing and general and administrative expenses are estimated to be in the range of $48-$53 million and $27-$32 million, respectively. Research and development expenses are estimated to be in the range of $60-$70 million. Included within this operating expense guidance are projected stock-based compensation costs of approximately $8-$12 million.

•	Operating cash utilization in 2010 is expected to be in the range of $58-$73 million, which incorporates $20 million of principal repayment on the Company’s outstanding debt.

Inspire will host a conference call and live webcast to discuss its fourth quarter and full-year 2009 financial results on Thursday, March 4, 2010 at 10:00 a.m. ET. To access the conference call, U.S. participants may call (877) 648-7970 and international participants may call (706) 902-0415. The conference ID number is 57491697. A live webcast and replay of the call will be available on Inspire’s website at www.inspirepharm.com. A telephone replay of the conference

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call will be available until March 18, 2010. To access this replay, U.S. participants may call (800) 642-1687 and international participants may call (706) 645-9291. The conference ID number is 57491697.

About Inspire

Inspire is a biopharmaceutical company focused on researching, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire’s goal is to build and commercialize a sustainable portfolio of innovative new products based on its technical and scientific expertise. The most advanced compounds in Inspire’s clinical pipeline are denufosol tetrasodium for cystic fibrosis and PROLACRIA™ (diquafosol tetrasodium ophthalmic solution) 2% for dry eye, which are both in Phase 3 development, and AZASITE® (azithromycin ophthalmic solution) 1% for blepharitis, which is in Phase 2 development. Inspire receives revenues related to the promotion of AZASITE for bacterial conjunctivitis, the co-promotion of ELESTAT® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and royalties based on net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: the ability of the Company to move towards profitability; whether or not 2010 will be productive; the ability of the Company to drive its current product portfolio and focus its R&D resources on advancing its novel clinical programs; the Phase 2 clinical trial results relating to the use of AZASITE for the treatment of blepharitis, and the timing of the release of such results; the next steps for the Phase 2 clinical trial program relating to the use of AZASITE for the treatment of blepharitis; the next steps for the PROLACRIA program; the outcome and timing of top line results with respect to the denufosol tetrasodium Phase 3 cystic fibrosis study, TIGER-2; Allergan’s guidance with respect to 2010 net sales of RESTASIS; the amount of revenues to be recorded by the Company in 2010; the amount of 2010 revenues derived from ELESTAT and the timing of a launch of a generic form of epinastine; the expected decline in hospital use of AZASITE; 2010 total operating expenses; 2010 cost of sales, including the amortization of the AZASITE approval milestone and royalty obligations to InSite Vision Incorporated; total 2010 selling and marketing expenses; total 2010 general and administrative expenses; total 2010 research and development expenses; total 2010 stock-based compensation costs; operating cash utilization by the Company in 2010, including the amount of principal repayment on the Company’s outstanding debt; potential changes in the Company’s current operating plans; and the Company’s ability to build and commercialize a sustainable portfolio of innovative new products based on its technical and scientific expertise. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the introduction of a generic form of epinastine, intellectual property rights, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food

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and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

— Financial tables follow —

4222 Emperor Boulevard, Suite 200    —    Durham, North Carolina 27703

Telephone 919.941.9777    —    Fax 919.941.9797

INSPIRE PHARMACEUTICALS, INC.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		The Year Ended December 31,
	2009	2008	2009	2008
Revenues:
Product sales, net	$12,147	$7,273	$34,961	$18,349
Product co-promotion and royalty	17,462	11,586	57,198	50,899
Collaborative research and development	—	—	—	1,250

Total revenue	29,609	18,859	92,159	70,498
Operating expenses:
Cost of sales	3,994	2,138	11,271	6,412
Research and development	10,010	10,236	51,134	44,637
Selling and marketing	13,172	11,631	49,304	54,568
General and administrative	4,590	3,753	16,053	14,540
Restructuring	—	—	2,014	—

Total operating expenses	31,766	27,758	129,776	120,157

Loss from operations	(2,157)	(8,899)	(37,617)	(49,659)
Other income (expense):
Interest income	198	211	668	2,642
Interest expense	(606)	(1,021)	(3,027)	(4,586)

Other income (expense), net	(408)	(810)	(2,359)	(1,944)

Net loss	$(2,565)	$(9,709)	$(39,976)	$(51,603)

Basic and diluted net loss per common share	$(0.03)	$(0.17)	$(0.60)	$(0.91)

Weighted average common shares used in computing basic and diluted net loss per common share	82,323	56,660	66,797	56,609

INSPIRE PHARMACEUTICALS, INC.

Selected Balance Sheet Information

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(in thousands)

	December 31, 2009	December 31, 2008
Cash, cash equivalents and investments	$129,099	$72,966
Trade receivables	22,682	16,544
Inventories, net	1,717	689
Total assets	178,770	114,224
Working capital	85,412	52,512
Debt, including current portion	25,175	43,605
Total stockholders’ equity	119,168	44,387
Shares of common stock outstanding	82,346	56,672

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4222 Emperor Boulevard, Suite 200    —    Durham, North Carolina 27703

Telephone 919.941.9777    —    Fax 919.941.9797